UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 23, 2015 (March 17, 2015)

ENTERPRISE BANCORP, INC.
(exact name of registrant as specified in charter)

Massachusetts (State or Other Jurisdiction of Incorporation)	001-33912 (Commission File Number)	04-3308902 (IRS Employer Identification No.)

222 Merrimack Street Lowell, Massachusetts (address of principal executive offices)	01852 (Zip Code)

(978) 459-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)    On March 17, 2015, the Board of Directors of Enterprise Bank and Trust Company (the “Bank”), the wholly owned banking subsidiary of Enterprise Bancorp, Inc. (the “Company”), approved the Enterprise Bank 2015 Variable Compensation Incentive Plan (the “Plan”), including approval of specific performance factors, performance targets and percentage payout amounts. The Plan applies to employees, including the Company’s named executive officers, who do not otherwise participate in any form of individual-based incentive plan maintained by the Bank.
The Plan is designed to acknowledge and reward bank-wide and individual performance objectives. Eligible employees receive a target incentive opportunity, which is a set percentage of an individual’s base salary for the plan year (i.e., salary earnings for the year ending on December 31, 2015). Each participating employee is assigned to an incentive group based upon the employee’s position and role in the Bank. The performance factors that apply to each incentive group are generally similar, but there is some variation as performance factors are selected based on the role of the employee. The weights assigned to each performance factor (which determine the percentage of the total incentive payment that may be earned by an employee through accomplishment of the performance target applicable to such factor) differ by incentive group. An employee’s individual performance may also be considered in determining the employee’s actual payout amount under the Plan.
The total compensation pool available for incentive payouts under the Plan will be determined by the Company’s overall performance for the Plan year and at the discretion of the compensation committee of the Bank’s Board of Directors. The Company must attain a specified level of performance in net income (the “threshold” level) for the plan year for a payout to be made under any of the performance factors outlined in the Plan. The additional performance factors for which payout amounts may be made under the Plan for the Company’s named executive officers are deposit growth, loan growth, non-interest revenue and loan quality. Higher levels of payout may be accomplished with respect to each performance factor if performance levels exceed “threshold”, including reaching “target” and “stretch” levels. There is no minimum bonus amount that is required to be paid to any employee under the Plan.
In addition to the specific “core” performance factors described above, the additional “supplemental” performance factor of annualized fixed salary and benefit expense for the plan year also applies to the final determination of payout amounts to certain specified members of the Bank’s management team, including all of the Company’s named executive officers.
Each of the Company’s Chairman and President (each of whom is included in the “Bank wide” incentive group with multiplier) may receive an incentive payout under the Plan ranging from 20% of base salary if the Bank accomplishes the “threshold” levels for each “core” performance factor (i.e., net income, deposit growth, loan growth, non-interest revenue and loan quality) to 40% at “target” levels and 80% at “stretch” levels. The actual payout percentages may also be increased by a multiple of up to 1.05 or decreased by a multiple of as low as 0.95 depending upon the Bank’s performance with respect to the “supplemental” performance factor of annualized fixed salary and benefit expense.
The Company’s Chief Executive Officer (who is included in the “Bank wide” incentive group with multiplier) may receive an incentive payout under the Plan ranging from 22.5% of base salary if the Bank accomplishes the “threshold” levels for each “core” performance factor (i.e., net income, deposit growth, loan growth, non-interest revenue and loan quality) to 45% at “target” levels and 90% at “stretch” levels. The actual payout percentages may also be increased by a multiple of up to 1.05 or decreased by a multiple of as low as 0.95 depending upon the Bank’s performance with respect to the “supplemental” performance factor of annualized fixed salary and benefit expense.
Each of the Company’s Chief Financial Officer and Chief Operating Officer (who are included in the “Bank wide” incentive group with multipliers) may receive an incentive payout under the Plan ranging from 16.25% of base salary if the Bank accomplishes the “threshold” levels for each “core” performance factor to 32.5% at “target” levels and 65% at “stretch” levels (likewise subject to potential increase or decrease of the actual payout percentages by a multiple ranging from 1.05 to 0.95 depending upon the Bank’s performance with respect to the “supplemental” performance factor as described above). Additionally, as part of the “Bank wide” incentive group with multipliers the Chief Financial Officer and the Chief Operating Officer have the opportunity to increase their payouts by up to 1.5% based on the results of bank wide employee engagement and customer experience scores.
The foregoing description is a summary of the Plan and is qualified in its entirety by reference to the copy of the Plan that is attached as Exhibit 10.1 to this report and is hereby incorporated by reference to this report.

Item 9.01.	Financial Statements and Exhibits

(d)	The following exhibit is included with this report:

	Exhibit 10.1	Enterprise Bank 2015 Variable Compensation Incentive Plan

[Remainder of Page Intentionally Blank]

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE BANCORP, INC.

Date: March 23, 2015	By:	/s/ James A. Marcotte
James A. Marcotte
Executive Vice President, Treasurer and Chief Financial Officer